LIVEWIRE, INC.
Board of Director and Senior Executive
Stock Ownership Guidelines

1.    Rationale

The Board of Directors (“Board”) of LiveWire, Inc. (“LiveWire”) believes that a significant way to reinforce the link among the interests of Board Members, Senior Executives and Shareholders is to have Non-Employee Directors and Senior Executives own a certain amount of LiveWire securities or common stock. Management has recommended and the Board has approved the following formal minimum ownership requirements (the “Stock Ownership Guidelines”).

Title	Multiple of Annual Salary
CEO	6X
President, CFO, CLO, CTO	3X
Vice President	2X

Members of the LiveWire Board of Directors

Title	Multiple of Annual Retainer
Non-employee Director	5X

2.Implementation

All persons in roles listed in paragraph 2 of these guidelines have five (5) years from either: (i) his or her election to the LiveWire Board or Directors or promotion to an Executive role; or (ii) February 13, 2023, whichever is longer, to accumulate the minimum ownership requirements set forth herein. Restricted Stock, Restricted Stock Units, shares held in 401(k) accounts, deferred Stock Units and shares of common stock directly held by the applicable individual count toward satisfying the guidelines.

Executive’s compliance with these Guidelines will be reviewed annually by the Human Resources Committee (the “HR Committee”). Non-Employee Director compliance with these Guidelines will be reviewed annually by the Nominating and Corporate Governance Committee (the “Nominating Committee”). The HR Committee may, in its discretion, change these Stock Ownership Guidelines for Senior Executives. Any change to the Stock Ownership Guidelines that affects a Non-Employee Director must be approved by the Nominating Committee.

4.    Exceptions/Exemptions

If compliance with the Stock Ownership Guidelines would create severe hardship or prevent an Executive or Non-Employee Director from complying with a court order (e.g., in the case of a divorce settlement), these Stock Ownership Guidelines may be modified or waived. Exemptions from the Stock Ownership Guidelines for Executives are subject to the discretion of the HR Committee, and exemptions for Non-Employee Directors are subject to the discretion of the Nominating and Corporate Governance Committee.

5.    Failure to Comply

    If an Executive or Non-Employee Director fails to comply with the requirements set forth herein, such individual may be subject to a reduction in or restriction of future incentive stock awards until the individual is in compliance with these Stock Ownership Guidelines.